Exhibit 10.1

SEPARATION AND TRANSITION AGREEMENT

Mr. Chris King

c/o MRV Communications, Inc.

20415 Nordhoff Street

Chatsworth, California  91311

This SEPARATION AND TRANSITION AGREEMENT (this “Agreement”) is entered into as of the 20th day of January, 2012, by and between MRV Communications, Inc., a Delaware corporation (“MRV” or the “Company”) and Chris King (the “Executive”).

WHEREAS, MRV and the Executive are parties to an Executive Severance Agreement dated as of May 25, 2010, (the “Severance Agreement”);

WHEREAS, the Executive and MRV intend for this Agreement to supersede and replace the Severance Agreement; and

WHEREAS, the Executive and MRV intend the terms and conditions of this Agreement to govern all issues related to the Executive’s employment and separation from MRV.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, the Executive and MRV agree as follows:

1.         Termination of Employment.  The Executive hereby confirms that (a) effective as of the later of March 30, 2012 or the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (“2011 Form 10-K”) with the Securities and Exchange Commission (the “SEC”) (the “Termination Date”), his employment with MRV will terminate and he will resign from his position as Chief Financial Officer and interim Chief Executive Officer of MRV and (b) he will not be eligible to accrue any benefits or compensation after the Termination Date, other than as specifically provided herein.  In addition, effective as of the Termination Date, the Executive hereby confirms his resignation from all other offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, MRV or its subsidiaries or affiliates (collectively, “Affiliates”) or any benefit plans of MRV or any Affiliate.  On and after the Termination Date, the Executive acknowledges and agrees that he will not represent himself as being an employee, officer, director, trustee, member, partner, agent or representative of MRV or any Affiliate for any purpose and will not make any public statements on behalf of MRV or any Affiliate.

2.         Severance Benefits.  Subject to (i) completion of filing the 2011 Form 10-K with the SEC, (ii) supporting the transition of his duties to other parties as directed by the Board of Directors, and (iii) other terms and conditions set forth in this Agreement, including the Executive’s executing (and not revoking) this Agreement and a general release and waiver of claims in form and substance reasonably satisfactory to the Company, of all claims against the Company and its affiliates, including without limitation claims relating to the Executive’s employment by the Company and termination of employment (“General Release”), the Executive acknowledges and agrees that he will not be eligible for any compensation or benefits after the Termination Date except for the following:

a.         Lump Sum Severance Payment.  Within 60 days of the Termination Date, MRV shall make a lump sum payment to the Executive in the amount of $350,000, provided that the Executive has not revoked the execution of this Agreement or the General Release.

b.         Benefits.  Subject to the Executive’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and remaining eligible for COBRA coverage, continued participation in the life, medical, dental, vision, AD&D and long-term disability programs provided to the Executive prior to the Termination Date for a period of up to 12 months following the Termination Date as if the Executive had continued in employment with MRV during such period (including the Executive’s obligation to pay the employee portion of any contribution or premium but excluding an employee’s ability to pay premiums with pre-tax dollars).  Notwithstanding the foregoing, MRV’s obligations under this Section 2.b shall terminate if the Executive fails to pay any required contribution or premium or if the Executive becomes eligible for health benefits of a subsequent employer (whether or not the Executive accepts such benefits), except that MRV’s obligation to continue to make available continuation coverage under COBRA at the full COBRA rates shall be determined in accordance with COBRA.  The Executive will notify MRV of his eligibility for life, medical, dental, vision, AD&D and long-term disability programs from a subsequent employer within 30 days of such eligibility. If for any reason the Company is unable to continue the benefits, as required by this Section 2.b, the Company shall pay to the Executive a lump sum cash payment equal to the Company’s share of the premiums associated with the benefits which the Company is unable to provide, payable within 60 days after the Termination Date.  The Company shall also pay to the Executive all accrued compensation and benefits to which the Executive has a vested right at the time of his Termination Date in accordance with applicable law and the terms of the plans, documents or agreements governing those benefits, including vacation and personal time, and unreimbursed expenses.

c.         Treatment of Equity. With respect to all outstanding options to acquire shares of the Company’s common stock owned held by the Executive, the Executive agrees that, notwithstanding anything to the contrary in the award agreements for those options, any stock or equity incentive plan pursuant to which such options were granted or otherwise, that the Executive shall not be entitled to be paid and shall not be paid any adjustment as a result of any future dividends or other similar events which affect the shares of the Company’s common stock after the Termination Date.

d.         2011 Incentive Compensation Plan Bonus.  The Executive shall receive his 2011 target bonus of 60% of his salary (pro rated for salary received during the calendar year 2011) pursuant to the Incentive Compensation Plan, as previously approved by the Board, payable on March 15, 2012.

3.         Full Satisfaction.  The Executive hereby acknowledges and agrees that, except for the amounts and benefits described in Section 2 above or as otherwise provided in this Agreement, he will not be entitled to any other compensation or benefits from the Company or its affiliates in connection with his employment, or termination of employment, with the Company, including, without limitation, any other salary, incentive, severance, termination or other compensation payments or benefits after the Termination Date; provided that it is agreed that nothing in this Agreement shall constitute a waiver of the Executive’s rights with respect to indemnification under any bylaw, charter, policy or agreements with the Company relating to acts as an officer or director of the Company or a waiver of accrued but unpaid employee benefits under MRV’s tax-qualified retirement and health and welfare plans.

4.         Severance Agreement.  The Company and the Executive acknowledge that the Severance Agreement between the Executive and the Company dated as of May 25, 2010 shall no longer be in force or effect as of the Termination Date and as of such date, this Agreement supersedes the Severance Agreement and is of no further force and effect, and neither the Company nor the Executive shall have any further rights or obligations thereunder.

5.         Covenants.

a.         Confidentiality.  The Executive understands that, in the course of employment with the Company, the Executive has been, and will be, given access to confidential information and trade secrets concerning the Company and its businesses and shall during his employment with the Company and thereafter retain in confidence and not directly or indirectly reveal, report, publish, disclose, or transfer such confidential information and trade secrets to any person or entity, or utilize any confidential information and trade secrets for any purpose, except in the good faith performance of the Executive’s duties on behalf of the Company.  Notwithstanding the foregoing, “confidential information” shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  The Executive agrees to turn over all copies of confidential information and trade secrets in his control to the Company upon request or upon termination of his employment with the Company.

b.         Solicitation.  The Executive agrees that, during his employment with the Company and for the period of one year beginning from the Termination Date, Executive shall not, directly or indirectly or by action in concert with others, hire current or former employees, agents, independent contractors, or other service providers of the Company (which shall for this purpose only include individuals employed by the Company at any point during the 12 months preceding such hiring and not include individuals terminated by the Company), disrupt, damage, impair or interfere with the Company’s relationships with its work staff, or induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by the Company to alter or terminate his employment or engagement, except in the good faith performance of the Executive’s duties on behalf of the Company; provided that the Executive may serve as a reference for such individuals and actions taken by any person or entity with which the Executive is associated if the Executive is not, directly or indirectly, personally involved in such solicitation and has not identified such individual for soliciting will not be considered a violation for purposes of this Section 5.b.  This shall not be construed to prohibit general solicitations of employment through the placing of advertisements.

c.         Non-Compete.  The Executive agrees that, during his employment with the Company and for the period of one year beginning from the Termination Date, he shall not accept employment or an engagement as a consultant with a competitor whereupon such position is comparable to the position the Executive held with the Company and where the Executive cannot reasonably satisfy the Company that the new employer is prepared to and/or does take adequate steps to preclude and to prevent inevitable disclosure of trade secrets, as prohibited under the Company’s policies with respect to the use and disclosure of confidential and proprietary information, as set forth in the most-recent confidentiality and inventions agreement that the Executive has executed with the Company and by this reference made a part hereof.  It is a specific condition of this Agreement that, for a period of one year following the Termination Date, the Executive is obligated to immediately notify the Company as to the specifics of the new position that the Executive is planning to commence as an employee or consultant for any company, which is a competitor of the Company.

The Company may bring an action or proceeding to temporarily, preliminarily or permanently enforce any part of this Section 5.  The Executive agrees that (a) violating any part of this Section 5 would cause damage to the Company that cannot be measured or repaired and that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate, (b) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of this Section 5 in addition to any remedies at law, (c) no bond will need to be posted for the Company to receive such an injunction, order or other relief, and (d) no proof will be required that monetary damages for violations of this Section 5 would be difficult to calculate and that remedies at law would be inadequate.  In addition, in the event of a violation by the Executive of this Section 5, any severance payments or benefits being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease and any severance previously paid to the Executive shall be immediately repaid to the Company.

If for any reason the compensation set forth in Section 2 is not paid when payable, or is not payable due to the voluntary termination of the Executive prior to the Termination Date, this Section 5 and Section 6 shall not be in force and effect.

6.         Non-Disparagement.  The Executive and the Company agree, respectively, while the Executive is employed by the Company and thereafter as follows: the Executive will not, and the Company shall cause the members of the Board of Directors and the Company’s executive officers not to, Disparage the other (including in the case of the Company, its past and present officers, director, employees, stockholders, products or services), and the Company shall cause the members of the Board of Directors and the Company’s executive officers not to, encourage or induce others to do so.  “Disparage” includes, without limitation, making comments or statements to the press, the Executive’s (or his subsequent employer’s) or the Company’s employees or to any individual or entity with whom the Executive or the Company have a business relationship (including, without limitation, any vendor, supplier, customer or distributor of the Executive or his subsequent employer or of the Company) that could adversely affect in any manner: (1) the conduct of the business of the Executive or the Company (including, without limitation, any products or business plans or prospects); or (2) the business reputation of the Executive or the Company (or his subsequent employer’s or the Company’s products or services), or the business or personal reputation of the Executive or the Company (or in the case of the Company, its past or present officers, directors, employees or stockholders).  Nothing herein shall prohibit either the Executive or the Company or any of its Board members, executive officers or other employees (i) from responding truthfully to any governmental investigation, legal process or inquiry related thereto, (ii) from making traditional competitive statements in the case of promoting a competitive business, so long as any statements described in this clause (ii) do not intentionally Disparage the Executive or the Company (or in the case of the Company, any of its past and present officers, directors, employees, stockholders, products or services) and are not based on Confidential Information obtained during the course of the Executive’s employment with the Company, (iii) from making statements in the course of the good faith performance of the Executive’s assigned duties and responsibilities and for the benefit of the Company or in order to in good faith enforce the Executive’s rights under this Agreement and (iv) from rebutting untrue or misleading statements in good faith.  This paragraph is made and entered into solely for the benefit of the Executive and the Company and its successors and permitted assigns, and no other person or entity shall have any cause of action hereunder.

7.         Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. Notice shall be delivered:

If to the Company, to:

MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, California 91311
Attention: General Counsel

If to the Executive, to:

At the address shown on the Company’s records

8.         Governing Law.  This Agreement will be governed, construed and interpreted under the laws of the State of California.

9.         Withholding.  The Company may withhold from any and all amounts payable to the Executive under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

10.       Section 409A.  It is the parties’ intention that the payments and benefits to which the Executive could become entitled in connection with this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986 and the regulations and other guidance promulgated thereunder (“Section 409A”) and, accordingly, this Agreement will be interpreted to be consistent with such intent.  To the extent any taxable reimbursement or in-kind benefits under this Agreement is subject to Section 409A, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Executive incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.  Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A.  To the extent that any benefit or payment would be subject to the additional tax of Section 409A if paid or provided during the six months beginning on the date of the Executive’s termination of employment it will be accumulated and paid or provided on the first business day of the seventh month following that date (or earlier, if permitted by Section 409A).  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A.

11.       Entire Agreement/Counterparts.  This constitutes the entire agreement between the parties.  It may not be modified or changed except by written instrument executed by all parties.  This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

If this Agreement correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

Very truly yours,

MRV COMMUNICATIONS, INC.

	By:	/s/ Kenneth Traub
	Name:	Kenneth Traub
	Title:	Chairman of the Board of Directors
Reviewed, approved and agreed:

/s/ Chris King
Chris King